Exhibit 99.1
TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com
TeleTech Receives Confirmation From Nasdaq That It Has Regained
Compliance With All Nasdaq Filing Requirements;
Also Receives SEC Letter Indicating No Enforcement Action Will be
Recommended
ENGLEWOOD, CO, July 21, 2008 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (“BPO”) solutions, today announced that on July 17, 2008 it received a letter from The Nasdaq Stock Market confirming that (i) the Nasdaq Listing and Hearing Review Council, after consultation with the Listing Qualification staff, has determined that the Company has regained compliance with all Nasdaq filing requirements under the Marketplace rules, including Rule 4310(c)(14), based on the Company’s filing of certain periodic reports with the Securities and Exchange Commission (the “SEC”); and (ii) the Company’s common stock will continue to be listed on the Nasdaq Global Select Market. TeleTech filed its periodic reports after completing its review of equity-based compensation practices and related accounting, a process which began in the latter part of 2007 when TeleTech’s Audit Committee and management voluntarily informed Nasdaq and the SEC of the matter.
Also on July 17, 2008, the independent counsel to TeleTech's Audit Committee, who had been assisting the Audit Committee in its review of TeleTech’s historical equity-based compensation practices, received a letter from the SEC Division of Enforcement. The letter stated that the Division of Enforcement does not intend to recommend any enforcement action by the SEC.
“I am pleased that we are now current with our SEC filings and have regained compliance with all of Nasdaq’s listing requirements,” said Kenneth Tuchman, chairman and chief executive officer. “With these matters behind us, we look forward to bringing renewed focus to our business and continuing to build upon our reputation as a leading provider in the BPO industry.”
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 250 business process outsourcing programs serving more than 100 global clients in the automotive, communications, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by more than 50,000 employees utilizing 38,000 workstations across 88 Delivery Centers in 18 countries.